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                                                                Exhibit 99.1



                                Contact:  Stanley C. Erck
                                          President and Chief Executive Officer
                                          Procept, Inc.
                                          617) 491-1100

                                          Reagan Codner (Investor Relations)
                                          Karen Bergman (Media Relations)
                                          Burns McClellan
                                          (212) 505-1919


FOR IMMEDIATE RELEASE
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                PROCEPT RAISES $11 MILLION IN PRIVATE FINANCING

Cambridge, MA, May 16, 1996 -- Procept, Inc. (Nasdaq: PRCT) today announced that it raised approximately $11 million through a company managed private placement of units, consisting of one share of Procept Common Stock and one callable warrant. Assuming full exercise of the warrants, total proceeds could reach approximately $27 million.

"Proceeds from this financing will provide us the opportunity to achieve numerous important clinical, research and corporate partnering milestones during the coming year," said Stanley C. Erck, President and Chief Executive Officer of Procept.

Procept, Inc. is engaged in the research and development of small molecule therapeutics for the prevention and treatment of chronic and life-threatening immune system disorders. The Company's research is based upon its understanding of critical cell receptors responsible for modulating immune responses, combined with the drug discovery technologies of rational drug design and combinatorial chemistry. Procept is developing therapeutics for the treatment of arthritis, diabetes, organ transplant rejection and infectious diseases, including AIDS and tuberculosis. Founded in 1985 and traded on the Nasdaq National Market System under the symbol PRCT, Procept is located in Cambridge, Massachusetts.

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